UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

CASTLE BRANDS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CASTLE BRANDS INC.

122 East 42nd Street, Suite 5000

New York, New York 10168

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 27, 2019

Castle Brands Inc. will hold its 2018 annual meeting of shareholders at the offices of Ladenburg Thalmann & Co. Inc., located at 277 Park Avenue, 26th Floor, New York, NY 10172, on February 27, 2019 at 10:00 a.m., for the following purposes, as further described in the attached proxy statement:

1.	To elect eight directors to our board of directors;

2.	To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2019;

3.	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as the “say on pay” vote;

4.	To hold an advisory vote on the frequency of holding the say on pay vote in the future; and

5.	To transact any other business properly presented at the meeting and at any postponements or adjournments.

You may vote at the meeting and at any adjournment or postponement if you were a record owner of our common stock at the close of business on January 3, 2019.

Your vote is important. Whether or not you plan to attend the 2018 annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may also vote your shares over the Internet or by telephone by following the voting instructions on the proxy card. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Richard J. Lampen,
President and Chief Executive Officer

New York, New York

January 25, 2019

CASTLE BRANDS INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for the 2018 annual meeting of shareholders to be held on February 27, 2019. This proxy statement and the enclosed form of proxy contain important information for you to consider in deciding how to vote on the matters brought before the meeting.

We first sent this proxy statement to shareholders on or about January 25, 2019. Our board of directors set January 3, 2019, as the record date for the meeting. Shareholders of record who owned our stock at the close of business on that date may vote and attend the meeting. As of the record date, we had issued and outstanding 168,931,496 shares of common stock, par value $0.01 per share, which we refer to as common stock. Each holder of our common stock is entitled to one vote for each share of common stock held on the record date.

What matters am I voting on?

You will be voting on:

●	the election of eight directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;

●	the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2019;

●	the approval, on an advisory basis, of the compensation of our named executive officers;

●	the approval, on an advisory basis, of the frequency of holding the say on pay vote in the future; and

●	any other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on January 3, 2019, the record date, may vote at the meeting. On the record date, 168,931,496 shares of our common stock were issued and outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date.

When and where is the meeting?

We will hold the meeting on February 27, 2019, at 10:00 a.m. Eastern Time at the offices of Ladenburg Thalmann & Co. Inc., located at 277 Park Avenue, 26th Floor, New York, NY 10172.

If you need directions to the location of the meeting, please contact our Investor Relations Department by: (a) mail at Castle Brands Inc., Attention: Investor Relations, 122 East 42nd Street, Suite 5000, New York, New York 10168, (b) telephone at (646) 356-0200 or (c) e-mail at ir@castlebrandsinc.com.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. If you sign and return the proxy in accordance with the procedures described in this proxy statement, the persons designated as proxies by the board of directors will vote your shares at the meeting as specified in your proxy.

1

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

●	FOR the election as directors of the nominees listed below under Proposal I.

●	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2019 as described below under Proposal II.

●	FOR the approval, on an advisory basis, of the compensation of our named executive officers as described below under Proposal III.

●	FOR the approval, on an advisory basis, of holding the advisory vote on executive compensation every year as described below under Proposal IV.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

●	delivering written notification of your revocation to our Corporate Secretary;

●	voting in person at the meeting; or

●	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of outstanding shares of our common stock representing a majority of all votes entitled to be cast at the meeting will constitute a quorum. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted on a particular matter, which is referred to as shareholder withholding. Similarly, a broker may not be permitted to vote stock held in street name on a particular matter absent instructions from the beneficial owner of the stock, which is referred to as a broker non-vote. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

How may I vote?

You may vote your shares by mail or by attending the meeting. You may also vote over the Internet or by telephone using one of the methods described in the proxy card. If you vote by Internet or telephone, please do not return the proxy card. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal I – Election of eight directors	Plurality of votes cast	No
Proposal II – Ratification of auditors for fiscal 2019	Majority of votes cast	Yes
Proposal III – Advisory vote on executive compensation	Majority of votes cast	No
Proposal IV – Advisory vote on the frequency of advisory votes on executive compensation	Majority of votes cast	No

2

On Proposal I, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from who you WITHHOLD your vote. The eight nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD as to the election of one or more directors will not be voted with respect to the director or directors indicated.

On Proposals II and III, you may vote FOR, AGAINST or ABSTAIN.

On Proposal IV, you may vote ONE YEAR, TWO YEARS, THREE YEARS, or ABSTAIN.

Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming a quorum is obtained, as shares subject to a broker non-vote will not be considered entitled to vote with respect to any of the Proposals. Abstentions will not affect the outcome of any matter being voted on at the meeting, assuming a quorum is obtained because approval of a percentage of shares present or outstanding is not required for any of the Proposals.

Are there any rules regarding admission to the meeting?

Yes. You are entitled to attend the meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

●	Your identity by reviewing a valid form of photo identification, such as a driver’s license; and

●	You were, or are validly acting for, a shareholder of record on the record date by:

º	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;

º	reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or

º	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of voting stock on January 3, 2019, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

What is the “householding” of annual disclosure documents?

The Securities and Exchange Commission, which we refer to as the SEC, has adopted rules governing the delivery of annual disclosure documents that permit us to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside if we believe that the shareholders are members of the same family. This rule benefits both shareholders and us by reducing the volume of duplicate information received and our expenses. Each shareholder will continue to receive a separate proxy card. If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, or if you share an address with another shareholder and together both of you wish to receive only a single set of our annual disclosure documents, please contact our Investor Relations Department by: (a) mail at Castle Brands Inc., Attention: Investor Relations, 122 East 42nd Street, Suite 5000, New York, New York 10168, (b) telephone at (646) 356-0200 or (c) e-mail at ir@castlebrandsinc.com.

Our 2018 annual report, including financial statements for the fiscal year ended March 31, 2018, accompany the proxy solicitation materials. The annual report, however, is not part of the proxy solicitation materials.

3

Share Ownership

The table below shows the number of shares of our common stock beneficially owned as of January 3, 2019 by (i) those persons or groups known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the “Summary Compensation Table” below, whom we refer to as named executive officers, and (iv) all directors and executive officers as a group. The number of shares beneficially owned by each individual or group is based upon information in documents filed with the SEC, other publicly available information or information available to us. Percentage ownership information is based on 168,931,496 shares of our common stock issued and outstanding as of January 3, 2019.

Shares of our common stock issuable upon the exercise of options or conversion of convertible notes that are presently exercisable or exercisable or convertible within 60 days of January 3, 2019 are deemed to be outstanding and beneficially owned by the person holding the options or convertible notes for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Beneficial ownership of our common stock
Name and Address of Beneficial Owner	Number of Shares	Percent
Phillip Frost, M.D. and related entities(1) 4400 Biscayne Blvd., Suite 1500, Miami, FL 33137	54,221,285	32.1%
Vector Group Ltd.(2) 4400 Biscayne Blvd., 10th Floor, Miami, FL 33137	12,895,017	7.6%
Mark Andrews(3)	6,670,987	3.9%
John Beaudette(4)	240,246	*
Henry C. Beinstein(5)	355,000	*
John S. Glover(6)	2,377,927	1.4%
Dr. Richard M. Krasno(7)	180,000	*
Richard J. Lampen(8)	6,688,535	3.9%
Alejandra Peña(9)	486,081	*
Steven D. Rubin(10)	256,000	*
Alfred J. Small(11)	1,065,976	*
T. Kelley Spillane(12)	1,092,109	*
Mark Zeitchick(13)	255,000	*
All directors and executive officers as a group (12 persons)(14)	73,889,145	41.6%

*	Less than 1 percent.

(1)	Includes 15,000 shares of common stock which are subject to vesting restrictions and 80,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019. Also includes 9,370,790 shares of common stock held by Frost Nevada Investments Trust. Frost-Nevada Limited Partnership is the sole and exclusive beneficiary of Frost Nevada Investments Trust. Dr. Frost is one of five limited partners of Frost-Nevada Limited Partnership and the sole shareholder of Frost-Nevada Corporation, which is the sole general partner of Frost-Nevada Limited Partnership. Dr. Frost disclaims beneficial ownership of the shares held by Frost Nevada Investments Trust, except to the extent of his pecuniary interest. Also includes 43,975,719 shares of common stock held by Frost Gamma Investments Trust, of which Dr. Frost is the trustee. Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Dr. Frost disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

4

(2)	This information has been derived from a Schedule 13D, as amended, filed with the SEC on March 14, 2014. Excludes (i) 6,688,535 shares of common stock beneficially owned by Richard J. Lampen, the executive vice president of Vector Group Ltd., and a director and the president and chief executive officer of our company, and (ii) 355,000 shares of common stock beneficially owned by Henry C. Beinstein, a director of our company, who is also a director of Vector Group.

(3)	Includes 1,183,079 shares of common stock held by Knappogue Corp. Knappogue Corp. is controlled by Mr. Andrews and his family. Mr. Andrews disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 240,000 shares of common stock which are subject to vesting restrictions, 1,562,500 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019 and 3,163,724 shares of common stock held jointly by Mr. Andrews and his wife.

(4)	Includes 9,246 shares of common stock held by BPW Holdings LLC, an entity of which Mr. Beaudette is a principal interest holder. Mr. Beaudette disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 15,000 shares of common stock which are subject to vesting restrictions and 172,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019.

(5)	Includes 15,000 shares of common stock which are subject to vesting restrictions and 80,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019. Excludes shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Beinstein serves as a director.

(6)	Includes 260,000 shares of common stock which are subject to vesting restrictions and 1,625,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019.

(7)	Includes 15,000 shares of common stock which are subject to vesting restrictions and 115,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019.

(8)	Includes 2,975,000 shares of common stock issuable upon exercise of options held by Mr. Lampen exercisable within 60 days of January 3, 2019. Also includes 1,016,065 shares of common stock held by Mr. Lampen’s wife, as to which he disclaims beneficial ownership. Excludes shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Lampen serves as an executive officer.

(9)	Includes 150,000 shares of common stock which are subject to vesting restrictions and 343,750 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019.

(10)	Includes 15,000 shares of common stock which are subject to vesting restrictions and 240,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019.

(11)	Includes 180,000 shares of common stock which are subject to vesting restrictions and 627,500 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019.

(12)	Includes 180,000 shares of common stock which are subject to vesting restrictions and 623,383 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019.

(13)	Includes 15,000 shares of common stock which are subject to vesting restrictions and 160,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019.

(14)	Includes (i) 8,592,133 shares of common stock issuable upon exercise of options exercisable within 60 days of January 3, 2019 and (ii) 1,100,000 shares of common stock which are subject to vesting restrictions.

5

PROPOSAL I

ELECTION OF DIRECTORS

Eight directors will be elected to hold office until the next annual meeting of shareholders or until their successors are duly elected or their earlier death, resignation or removal. All of the nominees currently serve as directors.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless other instructions are specified. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the number of authorized directors. Information regarding each director nominee is set forth below.

Mark E. Andrews, III, 68, our chairman of the board, founded our predecessor company, Great Spirits Company LLC, in 1998 and served as its chairman of the board, president and chief executive officer from its inception until December 2003. Mr. Andrews has served as our chairman of the board since December 2003 and served as our president from December 2003 until November 2005. Mr. Andrews served as our chief executive officer from December 2003 until November 2008. Prior to founding our predecessor, Mr. Andrews founded American Exploration Company, a company engaged in the exploration and production of oil and natural gas, in 1980. He oversaw that company becoming publicly traded in 1983 and served as its chairman and chief executive officer until its merger with Louis Dreyfus Natural Gas Corp. in October 1997. He also serves as a life trustee of The New York Presbyterian Hospital in New York City. Mr. Andrews’ pertinent experience, qualifications, attributes and skills include financial literacy and expertise, industry experience, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

John F. Beaudette, 62, has served as a director of our company since January 2004. Since 1995, Mr. Beaudette has been president and chief executive officer of MHW, Ltd., a national beverage alcohol import, distribution and service company located in Manhasset, New York. MHW, Ltd. provides U.S. import and distribution services to wineries, breweries, and distilleries throughout the world. He serves as Vice Chairman of the board of directors of The National Association of Beverage Importers Inc. (NABI). Mr. Beaudette’s pertinent experience, qualifications, attributes and skills include industry expertise, managerial experience and the knowledge and experience he has attained through his service as a director of our company.

Henry C. Beinstein, 75, has served as a director of our company since January 2009. He has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, since January 2005 and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since March 2004. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns more than 70% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. Since May 2001, Mr. Beinstein has served as a director of Ladenburg Thalmann Financial Services Inc., a publicly-traded diversified financial services company. Mr. Beinstein is a certified public accountant in New York and previously was a partner and national director of finance and administration at Coopers & Lybrand. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

6

Phillip Frost, M.D., 82, has served as a director of our company since October 2008 and previously served as a director of our company from September 2005 to August 2007. Since March 2007, he has served as chairman of the board and chief executive officer of OPKO Health, Inc., a multi-national biopharmaceutical and diagnostics company. Dr. Frost also serves as a director for CoCrystal Pharma, Inc., a biotechnology company. He also serves as chairman of Temple Emanu-El, as a member of the Florida Council of 100, as a trustee for each of the University of Miami, the Miami Jewish Home for the Aged and the Mount Sinai Medical Center and as a member of the executive committee of the board of trustees of the Phillip and Patricia Frost Museum of Science. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. Dr. Frost served as a director of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, from January 2006 until February 2015, served as chairman of the board of directors of Teva from March 2010 until December 2014 and served as vice chairman of the board of directors from January 2006 when Teva acquired IVAX Corporation until March 2010. Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc. from 1972 until its acquisition by Schering Plough Corporation in 1986 and served as chairman of the board of directors and chief executive officer of IVAX from 1987 to January 2006. Dr. Frost previously served as the chairman of the board of directors of Ladenburg Thalmann Financial Services Inc. and PROLOR Biotech, Inc. (until it was acquired by OPKO Health, Inc.), vice chairman of the board of directors of Cogint, Inc., as a director of Continucare Corp. (until its merger with Metropolitan Health Networks, Inc.), TransEnterix, Inc. (formerly SafeStitch Medical, Inc.), and Sevion Therapeutics, Inc. (formerly Senesco Technologies, Inc.), and as governor and co-vice-chairman of the American Stock Exchange (now NYSE American). Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations. On December 27, 2018, Dr. Frost entered into a settlement agreement with the SEC to resolve an action brought by the SEC against Dr. Frost, an affiliate of Dr. Frost and others in SEC v. Honig et al., 18 Civ. 08175 (S.D.N.Y.). Without admitting or denying the SEC’s allegations, Dr. Frost agreed to injunctions from violations of the Sections 5(a), 5(c), and 17(a)(2) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 13(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Rule 13d-1(a) thereunder; approximately $5.5 million in penalty, disgorgement, and prejudgment interest; and a prohibition, with certain exceptions, from trading in penny stocks. Without admitting or denying the SEC’s allegations, Frost Gamma Investments Trust, of which Dr. Frost is Trustee. agreed to injunctions from violations of Section 17(a)(2) of the Securities Act and a prohibition, with certain exceptions, from trading in penny stocks.

Dr. Richard M. Krasno, 77, has served as a director of our company since March 2015 and as our lead independent director since May 2018. Dr. Krasno has served as a director of Ladenburg Thalmann Financial Services Inc. since 2006 and has served as its lead director since November 2014. Since October 2016, Dr. Krasno has served as a director of BioCardia, Inc., a clinical-stage regenerative medicine company. Since February 2017, Dr. Krasno has served as a director of OPKO Health, Inc. From 1999 to 2014, he served as the executive director of the William R. Kenan, Jr. Charitable Trust and, from 1999 to 2010, as president of the four affiliated William R. Kenan, Jr. Funds. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a director of the University of North Carolina Health Care System and served as chairman of the board of directors from 2009 to 2012. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Richard J. Lampen, 65, has served as our president and chief executive officer and as a director of our company since October 2008. Mr. Lampen has served as executive vice president of Vector Group Ltd. since July 1996. Since September 2006, he has served as president and chief executive officer of Ladenburg Thalmann Financial Services Inc. Mr. Lampen has served as a director of Ladenburg Thalmann Financial Services Inc. since January 2002 and as chairman of the board of directors since September 2018. Mr. Lampen previously served as chairman of the board of directors of the Financial Services Institute, an advocacy organization for independent broker-dealers and their affiliated independent financial advisors, and currently serves as a director. From January 1997 until January 2014, Mr. Lampen served as a director of SG Blocks, Inc. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company and as president and chief executive officer since 2008, and his managerial experience and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

7

Steven D. Rubin, 58, has served as a director of our company since January 2009. Mr. Rubin has served as executive vice president - administration since May 2007 and as a director of OPKO Health, Inc. since February 2007. Mr. Rubin currently serves on the board of directors of Kidville, Inc., which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds, Non-Invasive Monitoring Systems, Inc., a medical device company, Cocrystal Pharma, Inc., Eloxx Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company discovering and developing novel therapeutics to treat cystic fibrosis, cystinosis, inherited retinal disorders and other diseases caused by nonsense mutations limiting production of functional proteins, Neovasc, Inc., a company developing and marketing medical specialty vascular devices, ChromaDex Corp., an integrated, global nutraceutical company devoted to improving the way people age, and Red Violet, Inc., a leading provider of information and analytical solutions. Mr. Rubin served as the senior vice president, general counsel and secretary of IVAX Corporation from August 2001 until its merger with Teva in January 2006. Mr. Rubin previously served as a director of VBI Vaccines, Inc., Cogint, Inc., Dreams, Inc., SafeStitch Medical, Inc. prior to its merger with TransEnterix, Inc., and Tiger X Medical, Inc. prior to its merger with BioCardia, Inc. Mr. Rubin’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, legal experience, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Mark Zeitchick, 53, has served as a director of our company since March 2014. Mr. Zeitchick has been executive vice president of Ladenburg Thalmann Financial Services Inc. since September 2006 and has served as a director of Ladenburg Thalmann Financial Services Inc. since 1999. From August 1999 until December 2003, Mr. Zeitchick served as an executive vice president of Ladenburg Thalmann Financial Services Inc. and from September 2006 until December 2011, Mr. Zeitchick served as president and chief executive officer of its subsidiary Ladenburg Thalmann & Co. Inc. Mr. Zeitchick has been a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Mr. Zeitchick’s pertinent experience, qualifications, attributes and skills include managerial and financial experience and the knowledge and experience he has attained through his service as a director and officer of a publicly-traded corporation.

Vote Required

The vote required to approve the proposal to elect the eight nominees listed above to serve as members of our board of directors is the affirmative vote of a plurality of the votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR each of the nominees named above. Unless otherwise indicated, all proxies will be voted FOR the election of each of the nominees named above.

Executive Officers

Our executive officers serve until the appointment and qualification of their successors or until their earlier death, resignation or removal by our board of directors. The following table lists the name, age and position of our executive officers:

Name	Age	Position
Richard J. Lampen	65	President and Chief Executive Officer
John S. Glover	64	Executive Vice President and Chief Operating Officer
T. Kelley Spillane	56	Senior Vice President — Global Sales
Alfred J. Small	49	Senior Vice President, Chief Financial Officer, Treasurer & Secretary
Alejandra Peña	51	Senior Vice President — Marketing

Listed below are biographical descriptions of our current executive officers. For Mr. Lampen’s information, see the description under “Election of Directors” above.

John S. Glover, our executive vice president and chief operating officer, joined us in February 2008. From February 2008 to October 2008, Mr. Glover served as our senior vice president - marketing, since October 2008, he has served as our chief operating officer and since March 2017 he has served as our executive vice president. From June 2006 to February 2008, Mr. Glover served as senior vice president - commercial management of Remy Cointreau USA. From January 2001 to June 2006, Mr. Glover served in various management positions at Remy Cointreau in the United States and France. From January 1999 to January 2001, he was a managing director and chief marketing officer for Bols Royal Distilleries in the Netherlands.

8

T. Kelley Spillane, our senior vice president - global sales, joined us in April 2000. From April 2000 to December 2003, Mr. Spillane served as vice president - sales of Great Spirits Company, and was appointed executive vice president - U.S. sales in December 2003. He has served as our senior vice president - global sales since June 2013. Prior to joining us, Mr. Spillane worked at Carillon Importers Limited, a division of Grand Metropolitan PLC. Carillon developed and launched Absolut Vodka and Bombay Sapphire Gin. At Carillon, Mr. Spillane served as assistant manager for its control states and duty free divisions and was promoted to director of special accounts, focusing on expanding sales in national accounts.

Alfred J. Small, our senior vice president, chief financial officer, treasurer and secretary joined us in October 2004. Mr. Small has served as our chief financial officer and treasurer since November 2007 and as our secretary since January 2009. He previously served as our vice president-controller from March 2007 until November 2007 and has served as our principal accounting officer since October 2006. Mr. Small is a certified public accountant.

Alejandra Peña, our senior vice president - marketing, joined us in September 2011. Prior to joining our company, Ms. Peña most recently served as marketing vice president for liqueurs and spirits for Remy Cointreau USA, where she was responsible for the marketing of Cointreau Liqueur and Mount Gay Rum in addition to other brands. Earlier in her career, she was employed with Banfi and served as marketing director of Italian Estate Wines. Ms. Peña started her career as a strategic consultant and is fluent in English, Spanish and Italian.

There are no family relationships among any of our directors and executive officers.

Corporate Governance Guidelines

Our board of directors has adopted a code of conduct, which applies to all of our directors, executive officers and employees. The code of conduct sets forth our commitment to conduct our business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by our directors, executive officers and employees.

Our board of directors has also adopted a nominating and corporate governance committee charter that sets forth (i) corporate governance principles intended to promote efficient, effective and transparent governance and (ii) procedures for the identification and selection of individuals qualified to become directors.

Among other matters, our nominating and corporate governance committee charter and code of conduct set forth the following governing principles:

●	A majority of our directors should be “independent” as defined in the rules adopted by the SEC and the NYSE American.

●	To facilitate critical discussion, the independent directors are required to meet apart from other board members and management representatives.

●	Compensation of our non-employee directors should include equity-based compensation. Employee directors are not paid for their board service in addition to their regular employee compensation.

●	All directors, executive officers and employees must act at all times in accordance with the requirements of our code of conduct. This obligation includes adherence to our policies with respect to conflicts of interest; full, accurate and timely disclosure; compliance with securities laws; confidentiality of our information; protection and proper use of our assets; ethical conduct in business dealings; and respect for and compliance with applicable law. Any change to, or waiver of, the requirements of, the code of conduct with respect to any director, principal financial officer, principal accounting officer or persons performing similar functions may be granted only by the board of directors. Any such change or waiver will be promptly disclosed as required by applicable law or regulations.

9

Our code of conduct and our nominating and corporate governance committee charter are posted on our investor relations website at http:/investor.castlebrandsinc.com. We intend to post amendments to, or waivers from a provision of, our code of business conduct that apply to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions on our web site.

Shareholder Nominations

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019

We ask that you ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2019.

Our audit committee appointed EisnerAmper LLP as our independent registered public accounting firm for fiscal 2019. Representatives of EisnerAmper LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

If the appointment is not ratified, the adverse vote will be considered as an indication to our audit committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, our audit committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in our best interest.

Vote Required

The vote required to approve the proposal to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2019 is the affirmative vote of a majority of votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR Proposal II, the ratification of the appointment of our independent registered public registered public accounting firm for fiscal 2019.

PROPOSAL III

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

(THE SAY ON PAY VOTE)

As required by Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section and the executive compensation tables, the footnotes to the tables and narrative information accompanying the tables in this proxy statement. This proposal is also referred to as the say on pay vote.

10

We have designed our compensation policies and programs to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our shareholders. We believe that our compensation policies and programs are centered on a pay-for-performance philosophy. To achieve these objectives, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, the compensation committee of our board of directors considers a number of criteria, including the executive’s scope of responsibilities, prior and current period performance and attainment of individual and overall company performance objectives and retention concerns. Our president and chief executive officer and our compensation committee believe that substantial portions of executive compensation should be linked to the overall performance of our company, and that the contribution of individuals over the course of the relevant period to the goal of building a profitable business and shareholder value will be considered in the determination of each executive’s compensation. We believe that our compensation policies and programs are designed with the appropriate balance of risk and reward consistent with our overall business strategy. In deciding how to vote on this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, together with the tables and footnotes that follow, for details of our executive compensation policies and programs.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the 2018 annual meeting, including the “Compensation Discussion and Analysis” section, the executive compensation tables, the footnotes to the tables and the related narrative contained therein.”

Because your vote is advisory, it will not be binding upon our board of directors. Accordingly, prior compensation determinations of the board of directors will not be invalidated and the board of directors will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board of directors values shareholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The vote required to approve the proposal regarding the advisory vote on the compensation of our named executive officers is the affirmative vote of a majority of votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR Proposal III, the advisory vote on the compensation of our named executive officers.

PROPOSAL IV

ADVISORY VOTE ON THE FREQUENCY OF HOLDING
THE SAY ON PAY VOTE IN THE FUTURE

Section 14A of the Exchange Act also requires us, at least once every six years, to provide our shareholders with the opportunity to cast a non-binding advisory vote as to the frequency with which future non-binding advisory votes on say on pay should be held. Shareholders may indicate their preference to hold the future advisory votes on say on pay every year, every two years, every three years or may abstain from voting.

After thoughtful consideration, our board of directors believes that holding an advisory vote on executive compensation every year is the most appropriate policy for our company and shareholders at this time.

11

Continuing to hold a say on pay vote every year would appropriately complement a number of effective mechanisms already available to shareholders that allow them to communicate with our board of directors regarding executive compensation or any other matter. Shareholders are encouraged to convey their compensation concerns to us on a real-time basis. Shareholders have a variety of corporate governance mechanisms at their disposal for this purpose. These include annual elections of directors, shareholder approval requirements for equity and cash compensation plans, shareholder proposals, letters to individual directors or the entire board and voicing opinions at the annual meeting of shareholders. As with all of these practices, our board will monitor the effectiveness of an annual advisory say on pay vote to ensure it remains a valuable tool for shareholders.

Prior to voting on this proposal, we urge you to read the “Executive Compensation” section and the executive compensation tables, the footnotes to the tables and narrative information accompanying the tables in this proxy statement, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2018 annual report that accompanies this proxy statement, which more thoroughly discuss our compensation policies and programs.

Because your vote is advisory, it will not be binding upon our board of directors. Regardless, our board of directors and the compensation committee values the opinions expressed by our shareholders and expects to implement the frequency which receives the greatest level of support from our shareholders. While we believe that a vote once every year is the best choice for our company and shareholders, you are not voting to approve or disapprove our recommendation of an annual vote, but rather to make your own choice among a vote once every one year, every two years or every three years. You may also abstain from voting on this proposal.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, that the Company’s shareholders advise the Company to include a non-binding, advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, every:

●	one year;

●	two years; or

●	three years.”

Vote Required

The vote required to approve the proposal regarding the advisory vote on the frequency of holding the say on pay vote in the future is the affirmative vote of a majority of votes cast at the meeting with respect to the proposal.

Our board of directors recommends that you vote FOR continuing to hold the say on pay vote every ONE YEAR.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE American rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board’s determination is consistent with those rules and all other relevant laws and regulations regarding director independence. Consistent with these considerations, our board of directors has determined that Messrs. Beaudette, Beinstein, Krasno, Rubin and Zeitchick are independent directors. The other remaining directors may not be deemed independent under the NYSE American rules because they currently have relationships with us that may result in them being deemed not “independent.” All members of our audit, compensation and nominating and corporate governance committees are independent. The members of our audit committee are also independent under Rule 10A-3 under the Exchange Act and under the NYSE American rules for audit committee independence.

12

Board Leadership Structure

Non-Executive Board Chair

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles, and the needs of our company at any point in time. We currently maintain separate roles between the chief executive officer and chairman of the board in recognition of the differences between the two responsibilities. Our chief executive officer is responsible for setting our strategic direction and for leadership of our management team and the performance of our company. Our chairman of the board provides input to the chief executive officer, sets the agenda for board meetings, and presides over meetings of the full board of directors, as well as executive sessions of the board of directors.

Lead Independent Director

Our corporate governance guidelines also provide that the independent directors of our board may designate a lead independent director to perform certain duties designated by the board. In May 2018, Dr. Richard M. Krasno was appointed as our lead independent director. The functions of our lead independent director include serving as the principal liaison between our independent directors, our chairman and our chief executive officer, reviewing and providing input to the agenda for each meeting of our board, and approving the schedule of, developing the agenda for, and presiding at executive sessions of, our independent directors. We believe that having a lead independent director provides for effective checks and balances and enhances the ability of our independent directors to work effectively in the board setting. Our board adopted a charter of the lead independent director in May 2018, a copy of which is available at http://investor.castlebrandsinc.com/corporate-governance.

Board Role in Risk Oversight

The board of directors is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. This division of responsibilities is the most effective approach for addressing the risks facing our company, and our company’s board leadership structure supports this approach. The board of directors receives periodic reports from management regarding the most significant risks facing our company. Also, our audit committee assists the board of directors in its oversight role by receiving periodic reports regarding our company’s risk and control environment.

Board Committee Membership and Information

The following table shows the current members of each board committee, the directors our board of directors has determined to be independent and the number of meetings held by each committee in fiscal 2018.

Director	Independent	Audit	Compensation	Nominating and Corporate Governance
Mark Andrews
John F. Beaudette	X	X	X
Henry C. Beinstein	X	X		X
Phillip Frost, M.D.
Dr. Richard M. Krasno	X		X	X
Richard J. Lampen
Steven D. Rubin	X	X	X	X
Mark Zeitchick	X			X
Number of meetings held in fiscal 2018	1	4	1	1

Our board of directors met four times during fiscal 2018. During fiscal 2018, each of our directors attended at least 75% of the aggregate number of meetings of the board of directors and of each committee of which he was a member held during the period for which he was a director or member, as applicable. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. Two directors attended our 2017 annual meeting.

Executive Sessions

We regularly schedule executive sessions during which our independent directors meet without the presence of or participation by management.

13

Nominating and Corporate Governance Committee

Messrs. Beinstein, Rubin and Zeitchick and Dr. Krasno currently comprise our nominating and corporate governance committee. Our nominating and corporate governance committee identifies, researches and recommends to the board of directors qualified candidates to serve as directors on our board of directors.

Our nominating and corporate governance committee is responsible for, among other things:

●	recommending to our board of directors the slate of nominees of directors to be proposed for election by the shareholders and individuals to be considered by our board of directors to fill vacancies;

●	establishing criteria for selecting new directors; and

●	reviewing and assessing annually the performance of the nominating and corporate governance committee and the adequacy of the nominating and corporate governance committee charter.

Our nominating and corporate governance committee will consider candidates suggested by our shareholders pursuant to written applications submitted to the nominating and corporate governance committee, in care of our Corporate Secretary at 122 East 42nd Street, Suite 5000, New York, New York 10168 for the submission of shareholder proposals.

Besides considering candidates suggested by shareholders, our nominating and corporate governance committee also accepts recommendations from our directors, members of management and others familiar with, and experienced in, the beverage alcohol industry. Our nominating and corporate governance committee establishes criteria for the selection of nominees and reviews the appropriate skills and characteristics required of board members. In evaluating candidates, the committee considers issues of independence, diversity and expertise in numerous areas, including experience in the premium branded spirits industry, finance, marketing, international experience and culture. Our nominating and corporate governance committee selects individuals of the highest personal and professional integrity who have demonstrated exceptional ability and judgment in their field and who would work effectively with the other directors and nominees to the board of directors. Our nominating and corporate governance committee also monitors and reviews the committee structure of our board of directors, and each year it recommends to our board of directors for its approval directors to serve as members of each committee. The nominating and corporate governance committee conducts an annual review of the adequacy of the nominating and corporate governance committee charter, and recommends proposed changes. Our nominating and corporate governance committee charter is posted on our investor relations website at http://investor.castlebrandsinc.com.

The persons to be elected at our annual meeting are the current directors standing for re-election.

Compensation Committee

Messrs. Beaudette and Rubin and Dr. Krasno currently comprise our compensation committee. None of these individuals has ever served as an officer of ours or of any of our subsidiaries. The compensation committee does not have a charter. More information regarding the role and policies of the compensation committee is included below under the headings “Executive Compensation” and “Director Compensation.”

Audit Committee Information and Report

Our audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee assists the board of directors in monitoring:

●	the integrity of our financial statements;

●	our independent auditor’s qualifications and independence;

●	the performance of our independent auditor; and

●	our compliance with legal and regulatory requirements.

14

The audit committee also reviews and approves all related-party transactions. Our audit committee charter is posted on our investor relations website at http://investor.castlebrandsinc.com.

As required by applicable SEC and NYSE American rules, our board of directors has determined that each audit committee member is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined by SEC rules.

Fees to Independent Registered Public Accounting Firm for Fiscal 2018 and 2017

EisnerAmper LLP billed us the following amounts for professional services rendered for fiscal 2018 and 2017:

	2018	2017
Audit Fees	$549,500	$572,400
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$549,500	$572,400

Audit Fees

This category includes the audit of our annual financial statements, reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including the audit of our internal control over financial reporting. This category also includes fees for advice on accounting matters that arose during, or as a result of, the annual audit or the reviews of interim financial statements.

Audit-Related Fees

This category would include assurance and related services provided by EisnerAmper LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees

This category would include fees for professional services rendered by EisnerAmper LLP for tax compliance, tax advice and tax planning.

All Other Fees

This category would consist of fees for other miscellaneous items.

Pre-Approval Policies and Procedures

In accordance with its charter, our audit committee reviews and approves in advance on a case-by-case basis each engagement, including the fees and terms thereof, by us of accounting firms that will perform permissible non-audit services or audit, review or attestation services for us. Our audit committee is authorized to establish detailed pre-approval policies and procedures for pre-approval of such engagements without a meeting of the audit committee, but our audit committee has not established any such pre-approval procedures at this time.

15

Our audit committee pre-approved all fees of our principal independent accounting firm, EisnerAmper LLP, for fiscal 2018.

Audit Committee Report

Under its written charter, our audit committee’s responsibilities include, among other things:

●	appointing, replacing, overseeing and compensating the work of our independent registered public accounting firm;

●	reviewing and discussing with management and our independent registered public accounting firm our quarterly financial statements and discussing with management our earnings releases;

●	pre-approving all auditing services and permissible non-audit services provided by our independent registered public accounting firm;

●	engaging in a dialogue with our independent registered public accounting firm regarding relationships that may adversely affect the independence of the independent registered public accounting firm and, based on such review, assessing the independence of our independent registered public accounting firm;

●	providing the audit committee report to be filed with the SEC in our annual proxy statement;

●	reviewing with our independent registered public accounting firm the adequacy and effectiveness of the internal controls over our financial reporting;

●	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

●	reviewing and pre-approving related-party transactions;

●	reviewing and discussing with management and our independent registered public accounting firm management’s annual assessment of the effectiveness of the internal controls and our independent registered public accounting firm’s attestation;

●	appointing or replacing the independent auditor;

●	reviewing and discussing with management and our independent registered public accounting firm the adequacy and effectiveness of our internal controls including any significant deficiencies in the design or operation of our internal controls or material weaknesses and any fraud, whether or not material, that involves our management or other employees who have a significant role in our internal controls and the adequacy and effectiveness of our disclosure controls and procedures; and

●	reviewing and assessing annually the adequacy of the audit committee charter.

Our audit committee has met and held discussions with management and EisnerAmper LLP, our independent auditors. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee discussed with EisnerAmper LLP the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board, which requires the independent registered public accounting firm to provide the audit committee with information regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

16

EisnerAmper LLP also provided the audit committee with the written disclosures and letter regarding independence required by the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the audit committee regarding independence. The audit committee discussed with EisnerAmper LLP and management the auditors’ independence, including with regard to fees for services rendered during the 2018 fiscal year and for all other professional services rendered by EisnerAmper LLP.

Based upon the audit committee’s discussion with management and the independent auditors and the audit committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the audit committee recommended that our board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2018, as amended, filed with the SEC on June 14, 2018.

The Members of the Audit Committee

John F. Beaudette

Henry C. Beinstein

Steven D. Rubin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This “Compensation Discussion and Analysis” section discusses the compensation programs and policies for our executive officers and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers, including our “named executive officers.”

Our compensation committee has the sole authority and responsibility to review and determine, or recommend to our board of directors for determination, the compensation package of our chief executive officer and each of our other named executive officers, each of whom is identified in the Summary Compensation Table below. Our compensation committee also considers the design and effectiveness of the compensation programs for our other executive officers and approves the final compensation package, employment agreements, and stock awards and option grants for all of our executive officers. Our compensation committee is composed entirely of independent directors who have never served as officers of our company.

Our compensation committee may engage outside advisors, experts and others to assist it in determining executive compensation. Our compensation committee engaged GK Partners, Inc. to provide services in connection with its compensation review for the fiscal year ended March 31, 2018. In particular, GK Partners reviewed the terms of the new employment agreements entered into in April 2017 for our named executive officers (other than Mr. Lampen who does not have an employment agreement with our company) and provided other consulting services to the compensation committee throughout the fiscal year. The compensation committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act and applicable NYSE American rules, is not aware of any conflict of interest that has been raised by the work performed by GK Partners. Other than the services for which the compensation committee directly engaged GK Partners, GK Partners provided no services to us for the fiscal year ended March 31, 2018.

Set forth below is a discussion of the policies and decisions that shape our executive compensation programs, including the specific objectives and elements. Information regarding director compensation is included under the heading “Director Compensation” below.

17

General Executive Compensation Objectives and Philosophy

The objective of our executive compensation programs is to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our shareholders. To achieve this objective, in addition to competitive annual base salaries, our executive compensation program utilizes a combination of annual incentives (cash bonuses) and long-term incentives through equity-based compensation. Our compensation committee believes that cash bonuses should reward our named executive officers for their personal performance, as well as our company’s overall business performance, and that equity-based compensation should align the long-term financial interests of our named executive officers with that of our shareholders. Long-term equity-based compensation for our named executive officers is typically subject to time-based vesting over a period of four years. We do not have specific policies for allocating between annual and long-term compensation or between cash and non-cash compensation. Such amounts are determined by our compensation committee on an annual basis as described below.

In establishing overall executive compensation levels, our compensation committee considers a number of criteria, including the executive’s scope of responsibilities, his or her prior and current contributions, attainment of individual and overall company performance objectives and key employee retention concerns. Our president and chief executive officer and our compensation committee believe that substantial portions of executive compensation should be linked to the overall performance of our company, and that the contributions of individuals over the course of the relevant performance period toward the goal of building a profitable business and shareholder value should be considered in the determination of each executive’s compensation. We do not use benchmarking against a peer group or otherwise.

Generally, our compensation committee reviews and, as appropriate, modifies compensation arrangements for executive officers in the first quarter of each fiscal year, subject to the terms of existing employment agreements with our named executive officers, as discussed below. Annual equity awards, if any, are typically granted in the first quarter of each fiscal year as well. For the fiscal year ended March 31, 2018, except with respect to our president and chief executive officer’s compensation, our compensation committee considered our president and chief executive officer’s executive compensation recommendations, which were presented at the time of our compensation committee’s annual compensation review. In making its management pay determinations, the compensation committee considered the overall performance of each executive and their individual contributions to the growth of our company and its products as well as the company’s overall business performance and achievements. Specifically, the compensation committee considered each executive officer’s contributions to brand growth, operating cash flows, cost management and long-term value creation for our shareholders for the fiscal year ended March 31, 2018, as well as the retention of our executive officers.

For the fiscal year ended March 31, 2018, we granted a $120,000 cash bonus to Mr. Glover; a $77,000 cash bonus to Mr. Spillane; a $77,000 cash bonus to Mr. Small; and a $66,000 cash bonus to Ms. Peña.

In April 2017, we granted 130,000 restricted shares of common stock to Mr. Glover, 120,000 restricted shares of common stock to Mr. Andrews, 90,000 restricted shares of common stock to each of Mr. Spillane and Mr. Small and 75,000 restricted shares of common stock to Ms. Peña. The foregoing restricted shares vest in four equal annual installments beginning on the first anniversary of the grant date, subject to certain exceptions. In lieu of a restricted stock grant to Mr. Lampen, in June 2017, Mr. Lampen received a retention award of $400,000, which vests in two equal installments on March 31, 2018 and March 31, 2019. Under the terms of the retention award, Mr. Lampen was required to return 100% of the retention award after taxes if he voluntarily terminated his employment with us or was terminated with “Cause” (as defined in the retention award) prior to March 31, 2018. Mr. Lampen is required to return 50% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in the retention award) during the period from April 1, 2018 through March 31, 2019. The retention award will be reported in the Summary Compensation Table during the years in which it vests based on his continued service.

In April 2018, we granted 130,000 restricted shares of common stock to Mr. Glover, 120,000 restricted shares of common stock to Mr. Andrews, 90,000 restricted shares of common stock to each of Mr. Spillane and Mr. Small and 75,000 restricted shares of common stock to Ms. Peña. The foregoing restricted shares will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to certain exceptions. In lieu of a restricted stock grant to Mr. Lampen, in May 2018 Mr. Lampen received a retention award of $500,000, which vests in two equal installments on March 31, 2019 and March 31, 2020. Under the terms of the retention award, Mr. Lampen is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in the retention award) prior to March 31, 2019. Mr. Lampen is required to return 50% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in the retention award) during the period from April 1, 2019 through March 31, 2020. The retention award will be reported in the Summary Compensation Table during the years in which it vests based on his continued service.

18

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company.

Material Tax Implications of Our Compensation Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid under a plan which is performance-related, non-discretionary and has been approved by our shareholders. Our compensation committee’s policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate compensation for their performance. We did not pay any compensation during fiscal 2018 that would be subject to the limitations set forth in section 162(m). The exemption from section 162(m)’s deduction limit for performance-based compensation was repealed in December 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief.

Consideration of Our Most Recent Shareholder Advisory Vote on Executive Compensation

Last year, at our 2017 Annual Meeting, our shareholders cast an advisory vote on executive compensation, referred to as a “say-on-pay proposal”, as required by Section 14A of the Exchange Act. At the 2017 Annual Meeting, 98% of the total votes cast were in favor of the say-on-pay proposal, and we have considered such approval an endorsement of our executive compensation philosophy and programs. Therefore, our executive compensation philosophy and programs have been confirmed and remain substantially unchanged since last year. The next say-on-pay proposal is included in this proxy statement for our 2018 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

Each of John F. Beaudette, Dr. Richard M. Krasno and Steven D. Rubin served on our compensation committee during fiscal 2018, with Dr. Richard M. Krasno serving as chairman. No member of the compensation committee during fiscal 2018 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure pursuant to SEC rules and regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure pursuant to SEC rules and regulations.

Compensation Committee Report

The information contained in this Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

In fulfilling our role, we met and held discussions with our company’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussions with management and our business judgment, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

John F. Beaudette
Dr. Richard M. Krasno, Chair
Steven D. Rubin

19

Summary Compensation Table

The following table shows the compensation paid to our named executive officers for our 2018, 2017 and 2016 fiscal years.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (1)	All Other Compensation (2)	Total
Richard J. Lampen	2018	$-	$200,000	(3)	$-	$-	$-	$200,000
President and chief executive officer	2017	-	-		-	342,000	-	342,000
	2016	-	-		-	550,000	-	550,000

John S. Glover	2018	333,117	120,000		219,414	-	22,139	694,670
Executive vice president and	2017	323,415	105,000		-	185,250	21,184	634,849
chief operating officer	2016	313,995	100,000		-	275,000	19,421	708,416

T. Kelley Spillane	2018	320,481	77,000		151,902	-	32,936	582,319
Senior vice president - global	2017	311,147	70,000		-	114,000	29,666	526,228
sales	2016	302,084	55,000		-	165,000	26,894	550,393

Alfred J. Small	2018	286,867	77,000		151,902	-	31,521	547,290
Senior vice president, chief financial	2017	278,512	70,000		-	114,000	30,141	492,653
officer, treasurer & secretary	2016	264,983	65,000		-	165,000	27,619	522,602

Alejandra Peña	2018	210,058	66,000		126,585	-	25,364	428,007
Senior vice president - marketing	2017	203,940	60,000		-	96,900	23,225	384,065
	2016	198,000	50,000		-	137,500	24,117	409,617

(1)	Represents the aggregate grant date fair value of restricted stock granted for the fiscal year ended March 31, 2018 and the aggregate grant date fair value of stock options granted for each of the two fiscal years ended March 31, 2017 and 2016 as determined in accordance with ASC 718 “Compensation - Stock Compensation” (“ASC 718”), rather than an amount paid to or realized by the named executive officer. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based or time-based vesting conditions. See note 12 to our consolidated financial statements for the fiscal year ended March 31, 2018 included in our annual report on Form 10-K, filed with the SEC on June 14, 2018, regarding the assumptions underlying the valuation of these grants. The ASC 718 amounts from these grants may never be realized by the named executive officer.
(2)	Represents health, dental and life insurance premiums paid by us.
(3)	Represents $200,000 of the $400,000 in retention awards paid in fiscal 2018, which vested on March 31, 2018.

Narrative Disclosure to Summary Compensation Table

Material Terms of Named Executive Officers’ Employment Agreements

The material terms of Messrs. Glover’s, Spillane’s and Small’s and Ms. Peña’s employment agreements are described in the table below. Mr. Lampen, our president and chief executive officer, does not receive a salary or benefits from us in connection with his service. Instead, we are party to a management services agreement with Vector Group Ltd., a more than 5% shareholder, under which Vector Group Ltd. agreed to make available to us Mr. Lampen’s services. For a discussion of this agreement, see “Certain Relationships and Related Transactions — Related Party Transactions — Agreement with Vector Group Ltd.” below.

20

Certain Material Terms of Employment Agreements with Named Executive Officers

Named Executive Officer	Date of Agreement	Current Annual Base Salary under the Agreement (1)	Performance Bonus Eligibility (as Percentage of Annual Base Salary)	Expiration Date of Agreement (2)	Duration of Severance Payments (3)
Richard J. Lampen	-	-	-	-	-
John S. Glover	4/7/2017	$343,111	0-60%	3/30/2020	24 months
T. Kelley Spillane	4/7/2017	330,096	0-60%	3/30/2020	24 months
Alfred J. Small	4/7/2017	295,473	0-60%	3/30/2020	24 months
Alejandra Peña	4/7/2017	216,360	0-30%	3/30/2020	12 months

(1)	Increases in Messrs. Glover’s, Spillane’s and Small’s and Ms. Peña’s base salaries are at the compensation committee’s sole discretion.

(2)	The agreements automatically renew for successive one (1) year terms, unless either party gives written notice of such party’s intention not to renew no later than sixty (60) days prior to the end of each such term.

(3)	Please see “Potential Payments Upon Termination or Change in Control” below for a full description of these severance obligations.

21

Annual Incentives to Named Executive Officers

We paid cash bonuses to our named executive officers for fiscal 2018 as follows: Mr. Glover - $120,000, Mr. Spillane - $77,000, Mr. Small - $77,000 and Ms. Peña - $66,000. We paid cash bonuses to our named executive officers for fiscal 2017 as follows: Mr. Glover - $105,000, Mr. Spillane - $70,000, Mr. Small - $70,000 and Ms. Peña - $60,000. We paid cash bonuses to our named executive officers for fiscal 2016 as follows: Mr. Glover - $100,000, Mr. Spillane - $55,000, Mr. Small - $65,000 and Ms. Peña - $50,000. These bonus payments are included in the Summary Compensation Table above under the heading “Bonus.”

Mr. Lampen did not receive a cash bonus for fiscal 2018, 2017 or 2016. In May 2018, Mr. Lampen received a retention award of $500,000 in lieu of a restricted stock grant and in June 2017, Mr. Lampen received a retention award of $400,000 in lieu of a restricted stock grant. These retention awards will be reported in the Summary Compensation Table during the years in which they vest based on his continued service.

Grants of Plan-Based Awards in Fiscal 2018

The following table shows grants made to our named executive officers in fiscal 2018. The grant date fair value of restricted stock awards may not be realized by the named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards (1) ($)
Richard Lampen	-	-	-
John S. Glover	4/26/2017	130,000	$219,414
T. Kelley Spillane	4/26/2017	90,000	$151,902
Alfred J. Small	4/26/2017	90,000	$151,902
Alejandra Peña	4/26/2017	75,000	$126,585

(1)	Represents the estimated grant date fair value of the restricted stock awards computed in accordance with ASC 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based and time-based vesting conditions. See note 12 to our consolidated financial statements for the fiscal year ended March 31, 2018 included in our annual report on Form 10-K, filed with the SEC on June 14, 2018, regarding the assumptions underlying the valuation of these grants.

22

Outstanding Equity Awards at March 31, 2018 Fiscal Year End

The following table summarizes the outstanding option awards and unvested awards of restricted stock held by our named executive officers at March 31, 2018.

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Richard J. Lampen	700,000	-		$0.35	11/3/2018	-		-
	400,000	-		$0.35	6/11/2020	-		-
	500,000	-		$0.33	6/20/2021	-		-
	500,000	-		$0.31	6/8/2022	-		-
	500,000	-		$0.38	6/5/2023	-		-
	375,000	125,000	(1)	$1.00	5/28/2024	-		-
	250,000	250,000	(2)	$1.67	6/2/2025	-		-
	150,000	450,000	(3)	$0.90	6/3/2026	-		-

John S. Glover
	15,400	-		$0.21	6/9/2018	-		-
	50,000	-		$0.35	6/22/2019	-		-
	225,000	-		$0.35	6/11/2020	-		-
	250,000	-		$0.33	6/20/2021	-		-
	250,000	-		$0.31	6/8/2022	-		-
	250,000	-		$0.38	6/5/2023	-		-
	187,500	62,500	(1)	$1.00	5/28/2024	-		-
	125,000	125,000	(2)	$1.67	6/2/2025	-		-
	81,250	243,750	(3)	$0.90	6/3/2026	-		-
	-	-		-	-	130,000	(4)	$161,200
								-
T. Kelley Spillane	33,900	-		$0.21	6/9/2018	-		-
	35,000	-		$0.35	6/22/2019	-		-
	65,000	-		$0.35	6/11/2020	-		-
	17,100	-		$0.35	12/7/2020	-		-
	44,650	-		$0.31	6/15/2021	-		-
	20,800	-		$0.26	12/19/2021	-		-
	43,333	-		$0.28	6/13/2022	-		-
	85,000	-		$0.38	6/5/2023	-		-
	75,000	25,000	(1)	$1.00	5/28/2024	-		-
	75,000	75,000	(2)	$1.67	6/2/2025	-		-
	50,000	150,000	(3)	$0.90	6/3/2026	-		-
	-	-		-	-	90,000	(4)	$111,600

Alfred J. Small	25,000	-		$0.35	6/22/2019	-		-
	65,000	-		$0.35	6/11/2020	-		-
	65,000	-		$0.33	6/20/2021	-		-
	75,000	-		$0.31	6/8/2022	-		-
	85,000	-		$0.38	6/5/2023	-		-
	75,000	25,000	(1)	$1.00	5/28/2024	-		-
	75,000	75,000	(2)	$1.67	6/2/2025	-		-
	50,000	150,000	(3)	$0.90	6/3/2026	-		-
	-	-		-	-	90,000	(4)	$111,600

Alejandra Peña	25,000	-		$0.26	9/6/2021	-		-
	20,000	-		$0.31	6/8/2022	-		-
	50,000	-		$0.38	6/5/2023	-		-
	52,500	17,500	(1)	$1.00	5/28/2024	-		-
	62,500	62,500	(2)	$1.67	6/2/2025	-		-
	42,500	127,500	(3)	$0.90	6/3/2026	-		-
	-	-		-	-	75,000	(4)	$93,000

(1)	This option vests in four equal annual installments with the first installment vested on May 28, 2015.
(2)	This option vests in four equal annual installments with the first installment vested on June 2, 2016.
(3)	This option vests in four equal annual installments with the first installment vested on June 3, 2017.
(4)	These shares of restricted stock vest in four equal annual installments with the first installment vested on April 28, 2018.
(5)	The amounts in this column are based on the closing price of our common stock on March 29, 2018 of $1.24.

23

Option Exercises and Stock Vested

During fiscal 2018, none of our named executive officers acquired shares upon exercise of stock options or vesting of stock awards.

Pension Benefits

We do not provide pension benefits to our named executive officers.

Nonqualified Deferred Compensation

We do not maintain defined contribution or other plans providing for the deferral of compensation on a basis that is not tax qualified.

Timing of Equity Grants

For all of our employees, including our named executive officers, grants of equity-based compensation are effective on the date that our compensation committee approves them. All stock option grants to employees, including our named executive officers, are made with an exercise price at least equal to the fair market value of the underlying stock on the grant date. Our compensation committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

Severance and Change in Control Benefits

We provide certain severance and change in control benefits to Messrs. Glover, Spillane and Small and Ms. Peña. Information about these benefits is listed below under the heading “Potential Payments Upon Termination or Change in Control.”

Perquisites and Other Benefits

We generally provide health and welfare benefits to all of our full-time employees, including our named executive officers, including health and dental coverage, disability insurance, and paid holidays and other paid time off. We maintain a 401(k) retirement savings plan for the benefit of all of our full-time employees, including our named executive officers.

We pay all medical, dental and basic life insurance premiums for our named executive officers (except for Mr. Lampen). In addition, since September 2018, we have provided a monthly automobile allowance for Messrs. Glover, Spillane and Small. See the Summary Compensation Table for details regarding the value of perquisites received by our named executive officers.

Indemnification

Our articles of incorporation, as amended, and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Florida law. We also have entered into indemnity agreements with each of our directors and named executive officers.

Potential Payments Upon Termination or Change in Control

The following describes the potential payments upon termination or a change in control for our named executive officers.

Termination Without Cause

Each of Messrs. Glover, Spillane and Small and Ms. Peña has an employment agreement with us that provides for potential payments in the event of their termination.

Under Messrs. Glover, Spillane and Small’s employment agreements, if we terminate the executive’s employment without “cause,” we have agreed to pay the executive his annual base salary, a bonus equal to the bonus paid for the period immediately prior to the termination and to provide benefits, including medical insurance, for 24 months following termination. Under Ms. Peña’s employment agreement, if we terminate her employment without “cause,” we have agreed to pay her annual base salary, a bonus equal to the bonus paid for the period immediately prior to the termination and to provide benefits, including medical insurance, for 12 months following termination.

24

Also, if we terminate any of the executives without “cause,” then such executive is entitled to accelerated vesting or other treatment of some or all of the equity awards granted to such executive under the terms of such executive’s employment agreement.

Subject to their compliance with the terms of their respective employment agreements, for Messrs. Glover, Spillane and Small, any tranche of unvested shares or options held by the executive that would have vested during the 24 month period following termination will accelerate and vest without any further action of any kind by our company or the executive. Further, any stock option held by the executive that is vested at the time of the executive’s termination will be exercisable until the earlier to occur of (i) the expiration date of such option pursuant to its terms and (ii) 24 months following the date of termination. Subject to her compliance with the terms of her employment agreement, for Ms. Peña, any tranche of unvested shares or options held by her that would have vested during the 12 month period following termination will accelerate and vest without any further action of any kind by our company or Ms. Peña. Further, any stock option held by Ms. Peña that is vested at the time of her termination will be exercisable until the earlier to occur of (i) the expiration date of such option pursuant to its terms and (ii) 12 months following the date of termination.

Per the employment agreements, “cause” is defined as the executive’s (i) having committed in the performance of his or her duties under the agreement one or more acts or omissions constituting fraud, dishonesty, or willful injury to our company which results in a material adverse effect on the business, financial condition or results of operations of our company, (ii) having committed one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of our company, (iii) breach of his or her fiduciary duties, (iv) failure to substantially perform assigned duties relating to executive’s performance under the agreement (other than any such failure owing to the executive becoming disabled as reasonably determined by a majority of our compensation committee, after consultation with our chief executive officer, (v) conviction of, or the entry by the executive of any plea of guilty or nolo contendere to, any felony, or (vi) material breach of any provision of the employment agreement as reasonably determined by our compensation committee, after consultation with our chief executive officer, subject to a thirty (30) day cure period.

Non-Renewal of Employment Agreement

If we do not renew the employment agreements with Messrs. Glover, Spillane or Small, then such executive is entitled to receive his annual base salary, a bonus equal to the bonus paid for the period immediately prior to the termination and benefits, including medical insurance, for 24 months following termination. If we do not renew the employment agreement with Ms. Peña, then she is entitled to receive her annual base salary, a bonus equal to the bonus paid for the period immediately prior to the termination and benefits, including medical insurance, for 12 months following termination.

Termination Due to Death or Disability

The employment agreements of Messrs. Glover, Spillane and Small and Ms. Peña each provide that, in each case, if we terminate such executive due to a “disability,” or if such executive’s employment is terminated as a result of such executive’s death, the executive will be entitled to any salary owed to the executive through the date of termination, bonus for the year in which the termination occurred, and base salary for the duration of such executive’s severance period (24 months in the case of Messrs. Glover, Spillane and Small and 12 months in the case of Ms. Peña). Further, all stock options and restricted stock awards held by the executive will fully vest and be exercisable for a period of two (2) years from date of termination for death or disability in the case of Messrs. Glover, Spillane and Small and one (1) year in the case of Ms. Peña. For each of our named executive officers, a “disability” is defined in the employment agreements as the executive becoming physically or mentally disabled or incapacitated to the extent that the executive has been or will be unable to perform the duties under the employment agreement on account of such disabilities or incapacitation for a continuous period of six (6) months as determined by a qualified independent physician or group of physicians selected by our company and approved by the executive or his or her representative.

25

Termination by Employee with Good Reason

Each of Messrs. Glover’s, Spillane’s and Small’s employment agreements provides that if he terminates his employment for “good reason,” we will pay the executive his annual base salary, a bonus equal to the bonus paid for the period immediately prior to the termination and to provide benefits, including medical insurance, for 24 months following termination. Under Ms. Peña’s employment agreement, if she terminates her employment for “good reason,” we have agreed to pay her annual base salary, a bonus equal to the bonus paid for the period immediately prior to the termination and to provide benefits, including medical insurance, for 12 months following termination.

Subject to their compliance with the terms of their respective employment agreements, for Messrs. Glover, Spillane and Small, any tranche of unvested shares or options held by the executive that would have vested during the 24 month period following termination for “good reason” will accelerate and vest without any further action of any kind by our company or the executive. Further, any stock option held by the executive that is vested at the time of the executive’s termination for “good reason” will be exercisable until the earlier to occur of (i) the expiration date of such option pursuant to its terms and (ii) 24 months following the date of termination. Subject to her compliance with the terms of her employment agreement, for Ms. Peña, any tranche of unvested shares or options held by her that would have vested during the 12 month period following termination for “good reason” will accelerate and vest without any further action of any kind by our company or Ms. Peña. Further, any stock option held by Ms. Peña that is vested at the time of her termination for “good reason” will be exercisable until the earlier to occur of (i) the expiration date of such option pursuant to its terms and (ii) 12 months following the date of termination.

Per the agreements, “good reason” means a termination by executive of such executive’s employment within sixty (60) days after (i) any material diminution in the nature, title, base salary, target incentive bonus opportunity as a percentage of base salary or status of such executive’s job responsibilities from those in effect on the effective date of executive’s employment agreement or the most recent anniversary thereof, (ii) relocation by our company of the executive’s office to any location not within fifty (50) miles from executive’s principal place of employment in New York City as of the effective date of the executive’s employment agreement or (iii) our company’s material breach of any provision of the executive’s employment agreement which is not cured within thirty (30) days after written notice thereof from executive to our company.

Any severance payments to Messrs. Glover, Spillane and Small and Ms. Peña described above under “Termination Without Cause,” “Non-Renewal of Employment Agreement,” “Termination Due to Death or Disability” and “Termination by Employee with Good Reason” are in consideration of the non-compete provisions contained in such named executive officer’s employment agreement.

Each of Messrs. Glover, Spillane and Small is prohibited from, during the term of his employment and for 18 months thereafter, (i) soliciting employees to terminate their employment, (ii) soliciting business from our customers or (iii) ownership of, or employment or consultation with, competing companies. Ms. Peña is prohibited from, during the term of her employment and for 12 months thereafter, (i) soliciting employees to terminate their employment, (ii) soliciting business from our customers or (iii) ownership of, or employment or consultation with, competing companies.

Change in Control

If any of Messrs. Glover, Spillane or Small or Ms. Peña is terminated within two years after any “change of control” (as defined below), either by the executive for “good reason” or by our company or its successor without “cause,” the executive will be paid a lump sum payment equal to two times such executive’s base salary and bonus (in the case of Messrs. Glover, Spillane and Small) or one time such executive’s base salary and bonus (in the case of Ms. Peña). The executive will also be entitled to participate in all benefit plans during such executive’s severance period. Unvested shares or options held by each executive would accelerate as described above under “Termination by Employee with Good Reason” or “Termination Without Cause,” as applicable.

For Messrs. Glover, Spillane and Small and Ms. Peña, a “change of control” is defined as: (i) any person (as such term is used in Section 13(d) of the Exchange Act), other than Dr. Phillip Frost, any member of his immediate family, and any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporate or other entity controlled by any of the foregoing, becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of our company representing more than thirty-five percent (35%) of the aggregate voting power of our company’s then outstanding securities, other than by acquisition directly from our company; (ii) there has been a merger or equivalent combination involving our company after which forty-nine percent (49%) or more of the voting stock of the surviving corporation is held by persons other than former shareholders of our company; (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of our board of directors cease for any reason to constitute at least a majority thereof (unless the appointment, election, or the nomination for election by our stockholders, of each director elected during such consecutive two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period); or (iv) our company sells or disposes of all or substantially all of its assets.

26

Also, certain of our option and restricted stock agreements contain clauses that provide that in the event of a change in control of our company, or upon the death or disability of the grantee or upon the termination of the grantee without cause or for good reason, all stock options or shares of restricted stock under such an agreement become fully vested. The unrealized value of in-the-money unvested stock options and unvested restricted stock subject to accelerated vesting are shown below as potential payments to the named Executive Officers.

The following table quantifies for each named executive officer the estimated potential severance payments and benefits that would be provided, if each termination circumstance set forth below occurred on March 31, 2018.

Named Executive Officer	Severance Payment (1)	Estimated Value of Benefits (2)	Benefit of Acceleration for Vesting of Option and Restricted Stock Awards (3)
Richard J. Lampen
Termination without cause/with good reason	-	-	-
Non-renewal of employment agreement	-	-	-
Termination due to death/disability	-	-	-
Change in control	-	-	$102,000
John S. Glover
Termination without cause/with good reason	$926,221	$44,167	257,775
Non-renewal of employment agreement	926,221	44,167	257,775
Termination due to death/disability	806,221	N/A	257,775
Change in control	926,221	44,167	257,775
T. Kelley Spillane
Termination without cause/with good reason	814,192	62,931	167,700
Non-renewal of employment agreement	814,192	62,931	167,700
Termination due to death/disability	737,192	N/A	167,700
Change in control	814,192	62,931	167,700
Alfred J. Small
Termination without cause/with good reason	744,947	62,931	167,700
Non-renewal of employment agreement	744,947	62,931	167,700
Termination due to death/disability	667,947	N/A	167,700
Change in control	744,947	62,931	167,700
Alejandra Peña
Termination without cause/with good reason	282,360	31,465	139,800
Non-renewal of employment agreement	282,360	31,465	139,800
Termination due to death/disability	276,058	N/A	139,800
Change in control	282,360	31,465	139,800

(1)	Severance payments (including bonus) would be paid out over the duration of the severance period, except in the case of a change in control wherein payment would be made in a lump sum.
(2)	Estimated using the value of COBRA payments at the rates in effect on March 31, 2018.
(3)	With respect to option awards, the estimated amount of benefit was calculated by multiplying the number of options that would accelerate vesting upon the termination circumstance indicated by the difference between the closing price of our common stock on March 29, 2018, which was $1.24, and the exercise price of the stock option. This column shows a benefit for each of Messrs. Lampen, Glover, Spillane and Small and Ms. Peña due to the accelerated vesting of option awards and restricted stock awards granted to each such named executive officer.

27

Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of Richard J. Lampen, our chief executive officer, to the annual total compensation of our median employee (excluding the chief executive officer).

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We identified our median employee from all full-time, part-time, and temporary workers who were included as employees on our payroll records as of a determination date of March 31, 2018, based on fiscal 2018 base salaries (excluding the chief executive officer). For employees hired during the year, their compensation was annualized to reflect a full year of wages. For international employees, their pay was converted to US dollar equivalents using exchange rates as of the determination date.

The fiscal 2018 annual total compensation as determined under Item 402 of Regulation S-K for our chief executive officer was $200,000, as reported in the Summary Compensation Table of this proxy statement. The fiscal 2018 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $98,000. The ratio of our chief executive officer’s annual total compensation to our median employee’s annual total compensation for fiscal year 2018 is 2 to 1.

28

Director Compensation

The following table summarizes compensation paid to directors during our 2018 fiscal year.

Fiscal 2018 Director Compensation

Name	Fees Earned or Paid in Cash		Restricted Stock Awards (1)		Total
Mark E. Andrews, III	-	(2)	$202,536	(2)	$202,536
John Beaudette	$15,000		17,850	(3)	32,850
Henry C. Beinstein	17,500		17,850	(4)	33,350
Phillip Frost, M.D.	10,000		17,850	(5)	27,850
Dr. Richard M. Krasno	17,500		17,850	(6)	33,350
Richard J. Lampen	-	(7)	-		-
Steven D. Rubin	20,000		17,850	(8)	37,850
Mark Zeitchick	12,500		17,850	(9)	30,350

(1)	Represents the estimated grant date fair value of restricted stock granted for the fiscal year ended March 31, 2018 in accordance with ASC 718, rather than the amount paid to or realized by the director. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. The ASC 718 amounts from these grants may never be realized.
(2)	Mr. Andrews, our chairman, receives an annual salary of $100,000. We do not pay any additional cash compensation for his services as a director. As of March 31, 2018, Mr. Andrews held options to purchase 1,775,000 shares of our common stock and 120,000 shares of restricted common stock.
(3)	As of March 31, 2018, Mr. Beaudette held options to purchase 160,000 shares of our common stock and 15,000 shares of restricted common stock.
(4)	As of March 31, 2018, Mr. Beinstein held options to purchase 80,000 shares of our common stock and 15,000 shares of restricted common stock.
(5)	As of March 31, 2018, Dr. Frost held options to purchase 80,000 shares of our common stock and 15,000 shares of restricted common stock.
(6)	As of March 31, 2018, Dr. Krasno held options to purchase 140,000 shares of our common stock and 15,000 shares of restricted common stock.
(7)	Mr. Lampen, our president and chief executive officer, receives no additional compensation for his services as a director.
(8)	As of March 31, 2018, Mr. Rubin held options to purchase 240,000 shares of our common stock and 15,000 shares of restricted common stock.
(9)	As of March 31, 2018, Mr. Zeitchick held options to purchase 160,000 shares of our common stock and 15,000 shares of restricted common stock.

29

Our board of directors believes that compensation for our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their service on the board of directors and only receive compensation as employees.

In December 2008, effective with the 2008 annual meeting, our board of directors approved the payment of annual compensation of our non-employee directors comprised of cash and options granted under our stock incentive plans. In March 2018, our board of directors approved a change in the annual compensation of our non-employee directors by replacing the initial and annual option grants with grants of restricted shares of our common stock. Compensation of our non-employee directors for our 2018 fiscal year was as set forth in the following table:

Type of Compensation	Amount
Annual director retainer (paid quarterly)	$10,000
Additional annual retainer for committee participants, except chairs (paid quarterly)	$2,500
Additional annual retainer for committee chairs (paid quarterly)	$5,000
Grant of restricted shares of our common stock upon initial election	50,000 shares
Grant of restricted shares of our common stock for board service (per director, per year)	15,000 shares
Reimbursement of expenses related to board attendance	Reasonable expenses reimbursed as incurred

In May 2018, our board of directors approved (i) the payment of an annual fee of $25,000 to the lead independent director and (ii) effective as of April 1, 2018, an increase in the annual director retainer from $10,000 to $25,000.

30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

Our code of conduct requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board of directors or audit committee. Related-party transactions are defined as transactions in which:

●	the aggregate amount involved is expected to exceed $120,000 in any calendar year;

●	we or any of our subsidiaries is a participant; and

●	any (a) executive officer, director or director nominee, (b) 5% or greater beneficial owner of our common stock or (c) immediate family member, of the persons listed in clauses (a) and (b), has or will have a material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Our audit committee, under its charter, reviews and approves related-party transactions to the extent we enter into such transactions.

The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

●	whether the transaction is on terms no less favorable to us than terms generally available to an unaffiliated third-party under the same or similar circumstances; and

●	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he or she is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Party Transactions

Agreement with Ladenburg Thalmann Financial Services Inc.

In November 2008, we entered into an agreement to reimburse Ladenburg Thalmann Financial Services Inc. for its costs in providing certain administrative, legal and financial services to us. Mr. Lampen, our president and chief executive officer and a director, is the president and chief executive officer and a director of Ladenburg Thalmann Financial Services Inc. Dr. Frost, one of our directors and our principal shareholder, is the former chairman and a former principal shareholder of Ladenburg Thalmann Financial Services Inc. Mr. Beinstein and Dr. Krasno, two of our directors, are directors of Ladenburg Thalmann Financial Services Inc. Mr. Zeitchick, one of our directors, is an executive vice president and a director of Ladenburg Thalmann Financial Services Inc. For the fiscal year ended March 31, 2018, Ladenburg Thalmann Financial Services Inc. was paid $182,875 under this agreement.

31

Agreement with Vector Group Ltd.

In November 2008, we entered into a management services agreement with Vector Group Ltd., a more than 5% shareholder of ours, under which Vector Group agreed to make available to us the services of Mr. Lampen, Vector Group’s executive vice president, effective October 11, 2008 to serve as our president and chief executive officer and to provide certain other financial and accounting services, including assistance with corporate taxes and complying with Section 404 of the Sarbanes-Oxley Act of 2002. In consideration for such services, we agreed to pay Vector Group an annual fee of $100,000, plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in connection with providing such services, and to indemnify Vector Group for any liabilities arising out of the provision of the services. The agreement is terminable by either party upon 30 days’ prior written notice. During the fiscal year ended March 31, 2018, we paid Vector Group $108,928 under this agreement. Mr. Beinstein, a director of our company, is also a director of Vector Group and Dr. Frost, a director of ours and our principal shareholder, is a principal shareholder of Vector Group.

Loans from Certain Executive Officers, Directors and Shareholders

In October 2013, we issued an aggregate principal amount of $2.1 million of unsecured 5% convertible subordinated notes (the “Convertible Notes”). As of March 31, 2018, we had $50,000 of Convertible Notes outstanding. We used a portion of the proceeds to finance the acquisition of additional bourbon inventory in support of the growth of our Jefferson’s bourbon brand. The Convertible Notes bore interest at a rate of 5% per annum and matured on December 15, 2018. The Convertible Notes, and accrued but unpaid interest thereon, were convertible in whole or in part from time to time at the option of the holders thereof into shares of our common stock, par value $0.01 per share, at a conversion price of $0.90 per share (the “Conversion Price”). The Convertible Note purchasers included certain related parties of ours, including an affiliate of Dr. Frost ($500,000), Mr. Andrews ($50,000), an affiliate of Mr. Lampen ($50,000), and Vector Group ($200,000).

In the year ended March 31, 2018, the related party holders of the Convertible Notes described above, converted an aggregate $804,750 of the outstanding principal and interest balances of their Convertible Notes into 894,167 shares of our common stock, pursuant to the terms of the Convertible Notes.

In August 2015, we entered into amendments (together, the “Amendments”) to our Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”) with ACF FinCo I LP (“ACF”). The Amendments provided for a sublimit to our revolving credit facility in the maximum principal amount of $7.0 million to permit us to acquire aged whiskey inventory (the “Purchased Inventory Sublimit”), subject to certain conditions set forth in the Amended Loan Agreement. The Purchased Inventory Sublimit replaced a term loan of $2.5 million with the predecessor entity of ACF, which was paid in full in May 2015 in the normal course of business. The interest rate applicable to the Purchased Inventory Sublimit is the rate that, when annualized, is the greatest of (a) the Prime Rate plus 4.25%, (b) the LIBOR Rate plus 6.75% and (c) 7.50%. The Purchased Inventory Sublimit currently bears interest at 7.50%.

ACF required as a condition to entering into an amendment to the Amendments that ACF enter into a participation agreement with certain related parties of ours, including Frost Gamma Investments Trust, an entity affiliated with Dr. Frost ($150,000), Mark E. Andrews, III ($50,000), Richard J. Lampen ($100,000), Brian L. Heller, our general counsel and assistant secretary ($42,500), and Alfred J. Small, our senior vice president, chief financial officer, treasurer & secretary ($15,000), to allow for the sale of participation interests in the Purchased Inventory Sublimit and the inventory purchased with the proceeds thereof. The participation agreement provides that ACF’s commitment to fund each advance of the Purchased Inventory Sublimit will be limited to seventy percent (70%), up to an aggregate maximum principal amount for all advances equal to $4.9 million. Under the terms of the participation agreement, the participants receive interest at the rate of 11% per annum. We are not a party to the participation agreement. However, we and our wholly-owned subsidiary, Castle Brands (USA) Corp. (“CB-USA”), are party to a fee letter with the junior participants (including the related party junior participants) pursuant to which we and CB-USA were obligated to pay the junior participants a closing fee of $18,000 on the effective date of the Amendment and are obligated to pay a commitment fee of $18,000 on each anniversary of the effective date until the junior participants’ obligations are terminated pursuant to the participation agreement. During the fiscal year ended March 31, 2018, we paid the following amounts of principal to related parties under the participation agreement: an affiliate of Dr. Frost ($41,500), Mr. Andrews ($13,833), an affiliate of Mr. Lampen ($27,667), Mr. Heller ($11,758) and Mr. Small ($4,150). During the fiscal year ended March 31, 2018, we paid the following amounts of interest to related parties under the participation agreement: an affiliate of Dr. Frost ($16,658), Mr. Andrews ($5,553), an affiliate of Mr. Lampen ($11,105), Mr. Heller ($4,720) and Mr. Small ($1,666).

32

In October 2017, we acquired $1.3 million in aged bulk bourbon purchased under the Purchased Inventory Sublimit. Certain related parties, including an affiliate of Dr. Frost ($51,500), Mr. Lampen ($34,333), Mr. Andrews ($17,167), Mr. Heller ($14,592) and Mr. Small ($5,150), were junior participants in the Purchased Inventory Sublimit with respect to such purchase.

In December 2017, we acquired $1.0 million in aged bulk bourbon purchased under the Purchased Inventory Sublimit. Certain related parties, including an affiliate of Dr. Frost ($45,021), Mr. Lampen ($30,014), Mr. Andrews ($15,007), Mr. Heller ($12,756) and Mr. Small ($4,502), were junior participants in the Purchased Inventory Sublimit with respect to such purchase.

In April 2018, we acquired $2.0 million in aged bulk bourbon purchased under the Purchased Inventory Sublimit. Certain related parties, including an affiliate of Dr. Frost ($100,050), Mr. Lampen ($66,700), Mr. Andrews ($33,350), Mr. Heller ($28,348) and Mr. Small ($10,005), were junior participants in the Purchased Inventory Sublimit with respect to such purchase.

In June 2018, we acquired $1.0 million in aged bulk bourbon under the Purchased Inventory Sublimit. Certain related parties, including an affiliate of Dr. Frost ($51,750), Mr. Lampen ($34,500), Mr. Andrews ($17,250), Mr. Heller ($14,663), and Mr. Small ($5,175), were junior participants in the Purchased Inventory Sublimit with respect to such purchase.

In November 2018, we acquired $1.0 million in aged bulk bourbon under the Purchased Inventory Sublimit. Certain related parties, including an affiliate of Dr. Frost ($48,448), Mr. Lampen ($32,298), Mr. Andrews ($16,149), Mr. Heller ($13,727), and Mr. Small ($4,845), were junior participants in the Purchased Inventory Sublimit with respect to such purchase.

In March 2017, we issued a promissory note to Frost Nevada Investment Trust, an affiliate of Dr. Frost (the “Subordinated Note”) in the aggregate principal amount of $20 million. In April 2018, we entered into a first amendment to the Subordinated Note to extend the maturity date on the Subordinated Note from March 15, 2019 until September 15, 2020. No other provisions of the Subordinated Note were amended. The purpose of the Subordinated Note was to finance the acquisition of an additional 20.1% of Gosling-Castle Partners, Inc. The Subordinated Note, as amended, bears interest quarterly at the rate of 11% per annum. The principal and interest accrued thereon is due and payable in full on September 15, 2020. All claims of the holder of the Subordinated Note to principal, interest and any other amounts owed under the Subordinated Note are subordinated in right of payment to all indebtedness of the Company existing as of the date of the Subordinated Note. The Subordinated Note contains customary events of default and may be prepaid by the Company, in whole or in part, without penalty, at any time.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations made to us that no other reports were required, we are not aware of any late or delinquent filings required under Section 16(a) with respect to the fiscal year ended March 31, 2018.

33

Independent Auditors

EisnerAmper LLP was our independent auditor for fiscal 2018 and will serve in that capacity for the 2019 fiscal year unless our audit committee deems it advisable to make a substitution. Representatives of EisnerAmper LLP are expected to be present at our 2018 annual meeting. The representatives of EisnerAmper LLP will have the opportunity to make statements and will be available to respond to appropriate questions from shareholders.

Solicitation of Proxies

We are paying the cost of soliciting proxies. Besides the use of the mails, we may solicit proxies by personal interview, telephone or similar means. No director, officer or employee will be specially compensation for these activities. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

Submission of Future Shareholder Proposals

Shareholder proposals to be presented at our 2019 annual meeting of shareholders must be received by us no later than September 27, 2019 and must otherwise comply with applicable SEC requirements to be considered for inclusions in the proxy statement and proxy for the 2019 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2019 annual meeting in accordance with SEC Rule 14a-8 may submit a proposal for consideration at the 2019 annual meeting in accordance with our bylaws. Such shareholders must provide timely notice in writing in accordance with the laws of the State of Florida. To be timely under such laws, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the meeting. Accordingly, for our 2019 annual meeting, proposals must be received at our principal executive offices not earlier than November 29, 2019 and not later than December 29, 2019. However, if the 2019 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the meeting, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2019 annual meeting is mailed to shareholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders.

Shareholder proposals should be addressed to Castle Brands Inc., Attention: Corporate Secretary, 122 East 42nd Street, Suite 5000, New York, New York 10168.

Communications with our Board of Directors

Any shareholder or other interested party wishing to communicate with our board of directors may do so by sending written communications addressed to the Corporate Secretary, Castle Brands Inc., 122 East 42nd Street, Suite 5000, New York, New York 10168 or by email to info@castlebrandsinc.com. Communications emailed to this address are automatically forwarded to all members of the board of directors. Written communications received by the Corporate Secretary are reviewed for appropriateness. Our Corporate Secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

34

Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2018 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in New York, New York, a reasonable time before we send our proxy materials for the current year.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on February 27, 2019

This proxy statement and our 2018 annual report are available at https://materials.proxyvote.com/148435100.

Other Business

We are not aware of any other business to be presented at the meeting. If matters not described herein should properly come before the meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Richard J. Lampen,
President and Chief Executive Officer

New York, New York

January 25, 2019

35

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐	______________

1. Election of Directors

Nominees

01 Mark E. Andrews, III   02 John F. Beaudette   03 Henry C. Beinstein   04 Phillip Frost, M.D.   05 Dr. Richard M. Krasno
06 Richard J. Lampen   07 Steven D. Rubin   08 Mark Zeitchick

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2019.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers, or the "say-on-pay" vote.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
4. Advisory vote on the frequency of holding the "say-on-pay" vote in the future.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000393790_1   R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com.

CASTLE BRANDS INC.
Solicited By the Board of Directors
for Annual Meeting to Be Held on February 27, 2019

The undersigned shareholder(s) of Castle Brands Inc., a Florida corporation (the "Company"), hereby appoints Richard J. Lampen, John S. Glover and/or Alfred J. Small, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote all of the shares of common stock, par value $0.01 per share, standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on February 27, 2019 and at all adjournments or postponements thereof. This proxy will be voted in accordance with the instructions given on the reverse side. If no instructions are given, this proxy will be voted in accordance with the recommendations of the Board of Directors of the Company listed on the reverse side.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000393790_2 R1.0.1.18